                                                                  Rule 424(b)(3)
                                                               Reg. No. 33-38869


                               BROOKE GROUP LTD.


                     SUPPLEMENT NO. 3 DATED AUGUST 18, 1997
                     TO PROSPECTUS DATED FEBRUARY 19, 1991,
             AS SUPPLEMENTED ON FEBRUARY 14, 1997 AND MAY 28, 1997


                 The Prospectus of Brooke Group Ltd. (the "Company"), dated February 19, 1991, as supplemented on February 14, 1997 and May 28, 1997 (collectively the "Supplements"), relating to the Company's common stock, $.10 par value per share (the "Common Stock"), is hereby further supplemented as follows:

                 1.  Selling Stockholders.

         On June 24, 1997, Bennett S. LeBow ("LeBow") gifted 12,000 shares of the Common Stock to an unrelated third party. The following table sets forth, as of August 18, 1997, certain information with respect to the ownership of the Common Stock by LeBow and The Bennett and Geraldine LeBow Foundation, Inc. (collectively, the "Selling Stockholders"), and supersedes the table set forth on page 5 of the Prospectus and in the Supplements. All the Common Stock beneficially owned by the Selling Stockholders are covered by this Registration Statement.

                                                                    Amount of Shares
                          Name                                      to be Offered
                          ----                                      --------------------------
                          Bennett S. LeBow                                9,024,208(1)
                          The Bennett and Geraldine
                             LeBow Foundation, Inc.                         500,000(2)

         (1) These Shares are held by LeBow directly, through LeBow Limited Partnership (a Delaware limited partnership of which LeBow is the 99.99% general partner), through BSL Partners (a New York general partnership of which LeBow owns 80% and LeBow Limited Partnership owns 20%) and through LeBow Family Partnership 1993, Ltd. (a Florida limited partnership of which LeBow is the general partner and a limited partner, and trusts for the benefit of LeBow and certain family members hold the remaining partnership interests). LeBow may sell certain of the Shares for his own account. Of these Shares, 8,500,000 are pledged to a financial institution and may be sold by such pledgee (who would be identified in a Prospectus Supplement to the extent required).

         (2) These Shares are held directly by The Bennett and Geraldine LeBow Foundation, Inc., a Florida not-for-profit corporation, of which LeBow and family members serve as directors, and are pledged to a financial institution and may be sold by such pledgee (who would be identified in a Prospectus Supplement to the extent required).